 Exhibit (a)(1)(F)
OFFER TO PURCHASE FOR CASH BY
HIGHLANDS REIT, INC.
OF
UP TO 125,000,000 SHARES OF ITS OUTSTANDING COMMON STOCK
AT A PURCHASE PRICE OF $0.20 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 29, 2026, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH TIME AND DATE, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

September 1, 2026
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
Highlands REIT, Inc., a Maryland corporation (the “Company”) is offering to purchase for cash up to 125,000,000 shares of common stock, par value $0.01 per share (the “Shares” or “Common Stock”), at a price equal to $0.20 per Share (the “Purchase Price”), net to the seller in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions described in the Offer to Purchase, dated September 1, 2026 (the “Offer to Purchase”), and the related Letter of Transmittal and the related Important Instructions and Information (which, together with any amendments and supplements thereto, we collectively refer to as the “Offer Documents” and which collectively constitute the “Offer”). Please furnish copies of the Offer Documents to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.
THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL AND THE RELATED IMPORTANT INSTRUCTIONS AND INFORMATION CONTAIN IMPORTANT INFORMATION AND SHOULD BE CAREFULLY READ IN THEIR ENTIRETY BEFORE A DECISION IS MADE WITH RESPECT TO THE OFFER. YOUR CLIENTS MAY TENDER ALL OR A PORTION OF THEIR SHARES OF COMMON STOCK. YOUR CLIENTS ALSO MAY CHOOSE NOT TO TENDER ANY OF THEIR SHARES.
As promptly as practicable after the Expiration Date, assuming the conditions to the Offer have been satisfied or waived, the Company will pay, subject to “odd lot” priority and proration, for the Shares properly tendered in the Offer and not properly withdrawn, and accepted for payment at price per Share equal to the Purchase Price. The Company will not accept Shares subject to conditional tenders, such as acceptance of all or none of the Shares tendered by any tendering stockholder. Other than with respect to Stockholders holding fractional Shares who elect to tender all of their Shares, we are not offering to purchase, and will not accept, any fractional Shares in the Offer.
Because of the “odd lot” priority and proration provisions described in the Offer to Purchase, it is possible that not all the Shares tendered will be purchased if more than 125,000,000 Shares are properly tendered and not properly withdrawn. Only Shares tendered and not properly withdrawn will be eligible to be purchased. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date.
Upon the terms and subject to the conditions of the Offer, if more than 125,000,000 Shares are properly tendered and not properly withdrawn prior to the Expiration Date, the Company will purchase the Shares: first, from all holders of “odd lots” of fewer than 100 Shares who properly tender all their Shares and do not properly withdraw them prior to the Expiration Date and second, from all other stockholders who properly tender Shares and do not properly withdraw them prior to the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares, until the Company has purchased all 125,000,000 Shares. See Section 1 — Price; Number of Shares; Expiration Date; Proration, Section 2 — Procedures for Tendering Shares and Section 4 — Withdrawal Rights of the Offer to Purchase.
The conditions of the Offer are described in Section 6 — Conditions of the Offer of the Offer to Purchase.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 11:59 p.m., New York City Time, on September 29, 2026, unless the Offer is extended or withdrawn. Under no circumstances will the Company pay interest on the Purchase Price, even if there is any delay in making payment.
If you intend to tender Shares on behalf of your clients pursuant to the Offer, a Letter of Transmittal, properly completed and duly executed (or a manually signed photocopy of this Letter of Transmittal), including any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of the Offer to Purchase.
Although the Company’s Board of Directors has authorized the Offer, none of the Company, any member of the Company’s Board of Directors, the Paying Agent, the Depositary, the Information Agent (each as defined in the Offer to Purchase) or any of their respective affiliates has made, or is making, any recommendation to your clients as to whether they should tender or refrain from tendering their Shares. Your clients must make their own decisions as to whether to tender their Shares and how many Shares to tender. In doing so, your clients should read carefully the information in, or incorporated by reference into, the Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information. Your clients are urged to discuss their decisions with their tax advisors, financial advisors or you.
The Company will not pay any fees or commissions to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer (see Section 19 — Miscellaneous of the Offer to Purchase).
If you have any questions regarding the Offer, please contact Georgeson LLC, the Information Agent for the Offer, at the telephone number set forth below.
The Paying Agent and Depositary for the Offer is:
Computershare Trust Company, N.A.
The Information Agent for the Offer is:
Georgeson LLC
Toll-Free: (833) 363-3589 within the United States, U.S. territories and Canada, or +1 (516) 415-1586 outside the United States, U.S. territories and Canada
Nothing contained in this letter or in the Offer Documents shall render you or any other person the agent of the Company, the Paying Agent, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the Offer Documents and the statements contained therein.